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                                                                      EXHIBIT 99

                                  PRESS RELEASE

Contact:          Darwin Patrick, VP Finance
                  (972) 443-1164
                  dpatrick@thomasgroup.com


         THOMAS GROUP, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

DALLAS, Texas, July 9, 1998-Thomas Group, Inc. [Nasdaq: TGIS] (the "Company") today announced that its Board of Directors has adopted a Stockholder Rights Plan (the "Plan").

The Plan is designed to protect the Company from unfair or coercive takeover attempts and to prevent a potential acquiror from gaining control of the Company without fairly compensating all of the Company's stockholders.

The Plan creates a dividend of one right for each outstanding share of the Company's Common Stock. The rights are represented by and initially traded with the Company's Common Stock. There are no separate certificates or market for the rights.

The rights do not become exercisable or trade separately from the Common Stock unless one or both of the following conditions are met: a public announcement that a person has acquired 15% or more of the Common Stock of the Company, or a tender or exchange offer is made for 15% or more of the Common Stock of the Company.

Under certain circumstances the rights entitle the holders to buy the Company's stock at a 50% discount. In the event that (1) the Company is the surviving corporation in a merger or other business combination with an entity that owns 15% or more of the Company's outstanding stock; (2) any person shall acquire beneficial ownership of 15% of the Company's outstanding stock; or (3) there is any type of recapitalization of the Company that results in an increase by more than 1% the proportionate share of equity securities of the Company owned by a person who owns 15% or more of the Company's outstanding stock (unless such acquisition is made pursuant to a tender or exchange offer for all outstanding shares of the Company, upon terms and conditions determined by a majority of the Disinterested Directors of the Company to be in the best interest of the Company and its stockholders (a "Qualified Offer")), each right holder will have the option to buy $200.00 in value of the Common Stock of the Company for the $100.00 purchase price of the right. Following the occurrence of the events set forth above, all rights that are or, under certain circumstances, were, beneficially owned by the acquiror will be null and void.




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Under certain circumstances the rights entitle the holders to buy shares of the acquiror's Common Stock at a 50% discount. In the event that, at any time after a person has acquired 15% or more of the Company's Common Stock, (1) the Company enters is acquired in a merger or business combination transaction in which the Company is not the surviving corporation (other than a merger consummated pursuant to a Qualified Offer); (2) the Company is the surviving corporation in a transaction in which all or part of the Common Stock is exchanged for cash, property or securities of any other person; or (3) more than 50% of the assets, cash flow or earning power of is sold, each right holder will have the option to purchase $200.00 in value of the stock of the acquiring company for the $100.00 purchase price of the right.

The rights may be redeemed by the Company for $0.001 per right at any time until 10 business days following the first public announcement of the acquisition of beneficial ownership of 15% of the Company's Common Stock.

The distribution of the rights will be made to stockholders of record as of July 20, 1998. Stockholders of record will receive a separate mailing describing the Plan and a copy of the Plan containing all the provisions of the new rights will be filed with the Securities and Exchange Commission by July 16, 1998. The Company's Plan is similar to those adopted by many other companies.

                                       ***

Thomas Group, Inc. is an international, publicly-traded company (TGIS) providing solutions to significantly improve many business processes for major corporate clients. Thomas Group's Resultants work on-site with client companies to analyze operations, and to develop and implement speed-based improvement strategies. Thomas Group has offices in Dallas, Detroit, Frankfurt, and Singapore. For additional information on Thomas Group, Inc. please visit the company on the World Wide Web at www.thomasgroup.com.





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